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TABLE OF CONTENTS PROSPECTUS SUPPLEMENT
TABLE OF CONTENTS PROSPECTUS

Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-204580

Prospectus Supplement
(to Prospectus dated July 2, 2015)

6,100,000 Shares

Genco Shipping & Trading Limited

Common Stock

We are offering 6,100,000 shares of common stock pursuant to this prospectus supplement and the accompanying prospectus. Our common stock is listed on the New York Stock Exchange under the symbol "GNK." On June 14, 2018, the last reported sale price of our common stock on the New York Stock Exchange was $18.17 per share.

Investing in our common stock involves a high degree of risk. Please read "Risk Factors" beginning on page S-10 of this prospectus supplement, on page 1 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public offering price	$16.50	$100,650,000
Underwriting discounts and commissions(1)	$0.78375	$4,780,875
Proceeds to us (before expenses and fees)	$15.71625	$95,869,125

(1)
See "Underwriting".

We have granted the underwriters an option for a period of 30 days to purchase an additional 915,000 shares of our common stock. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $5,498,006, and the total proceeds to us, before expenses and fees, will be $110,249,494.

Delivery of the shares of common stock is expected to be made on or about June 19, 2018.

Joint Bookrunners

Jefferies	Fearnley Securities

Co-Managers

ABN AMRO	Skandinaviska Enskilda Banken AB (publ)	Credit Agricole CIB

Seaport Global Securities	Noble Capital Markets

June 15, 2018

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, the information in this prospectus supplement controls. Before you invest in shares of our common stock, you should carefully read this prospectus supplement, along with the accompanying prospectus, in addition to the information contained in the documents referred to under the heading "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any "free writing prospectus" we may authorize to be delivered to you. Neither we nor the underwriters have authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. In making an investment decision regarding the common stock we are offering, you must rely on your own examination of our company and the terms of this offering, including the potential merits and risks involved. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy shares of our common stock in any jurisdiction where such offer or any sale would be unlawful. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any free writing prospectus we may authorize to be delivered to you, including any information incorporated by reference, is accurate as of any date other than their respective dates. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

 PROSPECTUS SUPPLEMENT SUMMARY

This section summarizes material information that appears later or is incorporated by reference in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere or incorporated by reference in this prospectus. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the entire prospectus and the documents incorporated by reference herein, including the risk factors and the more detailed information that appears later.

Unless we specify otherwise, when used in this prospectus the terms "Genco," the "Company," "we," "our" and "us" refer to Genco Shipping & Trading Limited.

Unless otherwise indicated, all references to "dollars" and "$" in this prospectus are to, and amounts are presented in, U.S. Dollars. Except where we or the context otherwise indicate, the information presented in this prospectus assumes that the underwriters will not exercise their option to purchase additional shares.

Overview

We are a leading drybulk shipping company with a strong record of disciplined growth. We are headquartered in New York City and were incorporated in the Marshall Islands in 2004. We have also established a global presence in both Singapore and Denmark. We transport iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes through the ownership and operation of drybulk carrier vessels. Our fleet currently consists of 60 drybulk vessels, including 13 Capesize, six Panamax, four Ultramax, 21 Supramax, one Handymax and 15 Handysize drybulk carriers, with an aggregate carrying capacity of approximately 4,688,000 dwt, and the average age of our fleet is currently approximately 10 years. We seek to deploy our vessels on time charters, spot market-related time charters and spot market voyage charters. In 2017, we made the strategic decision to augment our existing in-house commercial operating platform and shift from being a tonnage provider to being an active owner-operator with the goal of expanding our network of customers and improving our margins. As a result of this strategic shift, we have been fixing an increasing number of vessels on spot market voyage charters directly with cargo providers, where we provide a vessel for the transportation of goods between a load port and discharge port at a specified per-ton or on a lump sum basis. As of June 14, 2018, 38% of our fleet was deployed on spot market voyage charters and 62% on time charters.

In 2017, we began implementing certain initiatives to expand our commercial platform and more actively manage the employment of our vessels. We hired commercial directors for our major bulk and minor bulk fleets and began employment of our vessels directly with cargo owners under cargo contracts. To better capitalize on opportunities to employ our vessels in markets around the world, we expanded our global commercial presence with the establishment of a new office in Singapore and have established an entity in Denmark. Additionally, we have withdrawn all of our vessels from their respective pools and reallocated some of our freight exposure to the Atlantic basin as we seek to capitalize on our in-house expertise and relationships with cargo customers in the region. Overall, our fleet deployment strategy remains weighted towards short-term fixtures, which provide optionality in a potentially rising freight rate environment. In addition to both short and long-term time charters, we fix our vessels on spot market voyage charters as well as spot market-related time charters depending on market conditions and management's outlook.

Our management team and our other employees are responsible for the commercial and strategic management of our fleet. Commercial management includes the negotiation of charters for vessels, managing the mix of various types of charters, such as time charters, spot market voyage charters and spot market-related time charters, and monitoring the performance of our vessels under their charters. Strategic management includes locating, purchasing, financing and selling vessels. We currently contract with two independent technical managers to provide technical management of our fleet at a lower cost than we believe would be possible in-house. Technical management involves the day-to-day management of vessels, including performing routine maintenance, attending to vessel operations and arranging for crews and supplies. Members of our New York City-based management team oversee the activities of our independent technical managers.

Recent Developments

Vessel Purchases

On June 6, 2018, we entered into an agreement for the en bloc purchase of four drybulk vessels for approximately $141 million, which we expect to pay for using the proceeds of this offering and cash on hand. Information on each of these vessels is as follows:

Vessel Class	Dwt (approx.)	Year Built	Location Built
Capesize	180,000	2015	First-tier Chinese shipyard
Capesize	180,000	2015	First-tier Chinese shipyard
Ultramax	60,000	2016	First-tier Japanese shipyard
Ultramax	61,000	2014	First-tier Chinese shipyard

All such vessels were built with a fuel-saving "eco" engine. With regard to the purchase of the Capesize vessels noted above, we are to purchase two such vessels as designated by the seller from among three such vessels of similar specifications that the seller has made available for sale. The purchase is subject to completion of definitive documentation and customary conditions.

Depending on debt market conditions, we intend to seek commercial bank debt financing to return a portion of the purchase price to us for these vessels and to finance or refinance a portion of potential future vessel acquisitions. Although there can be no assurance, given the recent success of the syndication of our credit facility described below, we are optimistic that we can obtain further commercial bank debt financing on similar or more favorable terms. While we do not currently have an agreement to purchase vessels in addition to the four mentioned above, we currently plan to target the acquisition of two additional modern, high specification Capesize vessels with such borrowings. Our ability to purchase any additional vessels will depend on conditions in the market for vessels. To the extent we do not use any debt proceeds mentioned above to finance vessel purchases, we anticipate using them for working capital or general corporate purposes.

New Credit Facility

On May 31, 2018, we entered into a five-year senior secured credit facility (the "New Credit Facility") for an aggregate principal amount of up to $460,000,000 with Nordea Bank AB (publ), New York Branch ("Nordea"), as Administrative Agent and Security Agent, the various lenders party thereto, and Nordea, Skandinaviska Enskilda Banken AB (publ), ABN AMRO Capital USA LLC, DVB Bank SE, Crédit Agricole Corporate & Investment Bank, and Danish Ship Finance A/S as Bookrunners and Mandated Lead Arrangers. Deutsche Bank AG Filiale Deutschlandgeschäft, and CTBC Bank Co. Ltd. are Co-Arrangers under the New Credit Facility. On June 5, 2018, proceeds of $460,000,000 under the New Credit Facility were used, together with cash on hand, to refinance all of the Company's prior credit facilities, which are described in the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, into one facility, and pay down the debt on seven of the Company's oldest vessels, which have been identified for sale. The final maturity date of the New Credit Facility is May 31, 2023. Borrowings under the New Credit Facility will bear interest at LIBOR plus 325 basis points through December 31, 2018 and LIBOR plus a range of 300 to 350 basis points thereafter, dependent upon the Company's ratio of total net indebtedness to the last twelve months EBITDA. Scheduled amortization payments are $15,000,000 per quarter commencing on December 31, 2018, with a final payment of $190,000,000 due on the maturity date. Scheduled amortization payments may be recalculated upon the Company's request based on changes in collateral vessels, prepayments of the loan made as a result of a collateral vessel disposition as part of the Company's fleet renewal program, or voluntary prepayments, subject in each case to a minimum repayment profile under which the loan will be repaid to nil when the average age of the vessels serving as collateral from time to time reaches 17 years. Acquisitions and additional indebtedness are allowed subject to compliance with financial covenants, a collateral maintenance test, and other customary conditions. Dividends may be paid after December 31, 2018 (or potentially earlier if the Company elects to change the date of its first amortization payment due December 31, 2018 to an earlier date) subject to customary conditions and a limitation of 50% of consolidated net income for the quarter preceding such dividend payment if the collateral maintenance test ratio is 200% or less for such quarter. Collateral vessels can be sold or disposed of without prepayment of the loan if a replacement vessel or vessels meeting certain requirements are included as collateral within 120 days of such sale or disposition and other conditions are met. Key financial covenants include minimum liquidity, with unrestricted cash and cash equivalents to equal or exceed the greater of $30 million and 7.5% of total indebtedness; minimum working capital, with consolidated current assets (excluding restricted cash) minus consolidated current liabilities (excluding the current portion of long-term indebtedness) to be not less than zero; debt to capitalization, with the ratio of total indebtedness to total capitalization to be not more than 70%; and collateral maintenance, with the aggregate appraised value of collateral vessels to be at least 135% of the principal amount of the loan outstanding under the New Credit Facility. Further details of the New Credit Facility are available in our Current Report on Form 8-K filed on June 5, 2018.

As dividends may be paid after December 31, 2018 (or potentially earlier) under the New Credit Facility, the Board of Directors intends to review the Company's dividend policy and the desirability of dividend payments from time to time. In doing so, the Board expects to consider the Company's best interests; business factors such as the Company's earnings, financial condition, and cash requirements; and legal and contractual considerations.

Our Fleet

The table below summarizes the characteristics of our vessels that have been delivered to us that are currently in our fleet:

Vessel	Class	Dwt	Year Built
Genco Augustus	Capesize	180,151	2007
Genco Claudius	Capesize	169,001	2010
Genco Constantine	Capesize	180,183	2008
Genco Commodus	Capesize	169,098	2009
Genco Hadrian	Capesize	169,025	2008
Genco London	Capesize	177,833	2007
Genco Maximus	Capesize	169,025	2009
Genco Tiberius	Capesize	175,874	2007
Genco Tiger	Capesize	179,185	2011
Genco Titus	Capesize	177,729	2007
Baltic Bear	Capesize	177,717	2010
Baltic Lion	Capesize	179,185	2012
Baltic Wolf	Capesize	177,752	2010
Genco Beauty	Panamax	73,941	1999
Genco Knight	Panamax	73,941	1999
Genco Raptor	Panamax	76,499	2007
Genco Surprise	Panamax	72,495	1998
Genco Thunder	Panamax	76,588	2007
Genco Vigour	Panamax	73,941	1999

Vessel	Class	Dwt	Year Built
Baltic Hornet	Ultramax	63,574	2014
Baltic Wasp	Ultramax	63,389	2015
Baltic Scorpion	Ultramax	63,462	2015
Baltic Mantis	Ultramax	63,470	2015
Genco Aquitaine	Supramax	57,981	2009
Genco Ardennes	Supramax	58,018	2009
Genco Auvergne	Supramax	58,020	2009
Genco Bourgogne	Supramax	58,018	2010
Genco Brittany	Supramax	58,018	2010
Genco Cavalier	Supramax	53,617	2007
Genco Hunter	Supramax	58,729	2007
Genco Languedoc	Supramax	58,018	2010
Genco Loire	Supramax	53,430	2009
Genco Lorraine	Supramax	53,417	2009
Genco Normandy	Supramax	53,596	2007
Genco Picardy	Supramax	55,257	2005
Genco Predator	Supramax	55,407	2005
Genco Provence	Supramax	55,317	2004
Genco Pyrenees	Supramax	58,018	2010
Genco Rhone	Supramax	58,018	2011
Genco Warrior	Supramax	55,435	2005
Baltic Cougar	Supramax	53,432	2009
Baltic Jaguar	Supramax	53,474	2009
Baltic Leopard	Supramax	53,447	2009
Baltic Panther	Supramax	53,351	2009
Genco Muse	Handymax	48,913	2001
Genco Avra	Handysize	34,391	2011
Genco Bay	Handysize	34,296	2010
Genco Challenger	Handysize	28,428	2003
Genco Champion	Handysize	28,445	2006
Genco Charger	Handysize	28,398	2005
Genco Explorer	Handysize	29,952	1999
Genco Mare	Handysize	34,428	2011
Genco Ocean	Handysize	34,409	2010
Genco Progress	Handysize	29,952	1999
Genco Spirit	Handysize	34,432	2011
Baltic Breeze	Handysize	34,386	2010
Baltic Cove	Handysize	34,403	2010
Baltic Fox	Handysize	31,883	2010
Baltic Hare	Handysize	31,887	2009
Baltic Wind	Handysize	34,409	2009

Total		4,688,087

Business Strategy

Our strategy is to manage and expand our fleet in a manner that maximizes our cash flows from operations. To accomplish this objective, we intend to:

  ▪
  Strategically expand the size of our fleet — We intend to acquire additional modern, high-quality drybulk carriers through timely and selective acquisitions in a manner that is accretive to our cash flows. If we make such acquisitions, we may pursue additional debt or equity financing alternatives.

  ▪
  Continue to operate a high-quality fleet — We intend to maintain a modern, high-quality fleet that meets or exceeds stringent industry standards and complies with charterer requirements through our technical managers' rigorous and comprehensive maintenance program. In addition, our technical managers maintain the quality of our vessels by carrying out regular inspections, both while in port and at sea.

  ▪
  Implement an active commercial strategy — Our current fleet of 60 drybulk vessels concentrates on the transportation of major and minor bulk commodities globally. Historically, we have employed our fleet mostly through time charter contracts as well as pooling arrangements. We made a strategic decision in 2017 to augment our in-house commercial platform and shift from a tonnage provider to an active owner-operator with the goal of expanding our customer network and improving our margins. As a result, we have been fixing more vessels on spot market voyage charters directly with cargo providers. In addition to these spot market voyage charters, we may continue to fix our vessels on both short and long-term time charters, as well as spot market-related time charterers, depending on market conditions and management's outlook. Overall, our fleet deployment strategy is currently weighted towards short-term fixtures which provide optionality in a potentially rising freight rate environment. We may in the future pursue other market opportunities for our vessels to capitalize on market conditions, including arranging longer charter periods, entering into vessel pools and chartering in vessels.

  ▪
  Maintain low-cost, highly efficient operations — We currently outsource technical management of our fleet to Wallem Shipmanagement Limited ("Wallem") and Anglo-Eastern Group ("Anglo"), third-party independent technical managers. Our management team actively monitors and controls vessel operating expenses incurred by the independent technical managers by overseeing their activities. We also seek to maintain low-cost, highly efficient operations by capitalizing on the cost savings and economies of scale that result from operating sister ships.

  ▪
  Capitalize on our management team's reputation — We seek to capitalize on our management team's reputation for high standards of performance, reliability and safety, and maintain strong relationships with major international charterers and cargo providers, many of whom consider the reputation of a vessel owner and operator when entering into time charters. We believe that our management team's track record improves our relationships with high quality shipyards and financial institutions, many of which consider reputation to be an indicator of creditworthiness.

Corporate Information

We maintain our principal executive offices at 299 Park Avenue, 12th Floor, New York, NY 10171. Our telephone number at that address is (646) 443-8550. We maintain a website at www.gencoshipping.com. The information contained on or linked to from our website is not incorporated herein by reference.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following summary consolidated financial and other data summarize our historical financial and other information as of and for the years ended December 31, 2017 and 2016, which is derived from our audited condensed consolidated financial statements, and as of and for the three months ended March 31, 2018 and 2017, which is derived from our unaudited consolidated financial statements. This information should be read in conjunction with other information presented in or incorporated by reference into this prospectus supplement, including "Selected Consolidated Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018.

	As of and for the Year Ended December 31,		As of and for the Three Months Ended March 31,
	2017	2016	2018	2017
	(U.S. dollars in thousands, except ratios and per share amounts)
Income Statement Data:
Total revenues	$209,698	$135,586	$76,916	$38,249
Operating loss	(29,615)	(186,476)	(48,398)	(8,570)
Net loss	(58,725)	(217,757)	(55,813)	(15,600)
Net loss per share of common stock:
Net loss per share — basic	$(1.71)	$(30.03)	$(1.61)	$(0.47)
Net loss per share — diluted	$(1.71)	$(30.03)	$(1.61)	$(0.47)
Balance Sheet Data (at period end):
Cash and cash equivalents	$174,479	$133,400	$172,775	$138,873
Total assets	1,520,959	1,568,960	1,452,567	1,551,431
Total debt(1)	524,424	524,377	509,767	525,099
Total equity	975,027	1,029,699	919,048	1,014,810
Debt to total capitalization(2)	35.0%	33.7%	35.7%	34.2%
Cash Flow Data:
Net cash provided by (used in) operating activities(3)	$24,071	$(52,307)	$9,461	$(6,567)
Other Data:
EBITDA(4)	$41,997	$(112,469)	$(31,597)	$9,538

(1)
Consists of principal debt plus payment-in-kind (PIK) interest. Excludes deferred financing costs.

(2)
Debt to total capitalization is defined as debt, excluding deferred financing costs, divided by total capitalization. Total capitalization is defined as debt plus total shareholders' equity.

(3)
The amount for the three months ended March 31, 2018 reflects, and amounts for the years ended December 31, 2017 and 2016 and the amount for the three months ended March 31, 2017 have been adjusted to reflect, the adoption of ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments during 2018. For the years ended December 31, 2017 and 2016, we reclassed $2,944 and $2,325, respectively, for hull and machinery claims from Net cash provided by (used in) operating activities to Net cash provided by investing activities. Such amounts for the three months ended March 31, 2018 and 2017 were reflected in our quarterly report on Form 10-Q for the three months ended March 31, 2018.

(4)
EBITDA represents net (loss) income plus net interest expense, taxes and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in our consolidated internal financial statements, and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our Condensed Consolidated Statements of Cash Flows. The definition of EBITDA used here may not be comparable to that used by other companies. The following table demonstrates our calculation of EBITDA and provides a reconciliation of EBITDA to net (loss) income for each of the periods presented above:

	For the Year Ended December 31,		For the Three Months Ended March 31,
	2017	2016	2018	2017
	(U.S. dollars in thousands)
Net loss	$(58,725)	$(217,757)	$(55,813)	$(15,600)
Net interest expense	28,946	28,249	7,330	6,965
Income tax expense	—	709	—	—
Depreciation and amortization	71,776	76,330	16,886	18,173

EBITDA	$41,997	$(112,469)	$(31,597)	$9,538

The table below shows fleet utilization and certain related data for the years ended December 31, 2017 and 2016 and for the three months ended March 31, 2018 and 2017:

	For the Year Ended December 31,		For the Three Months Ended March 31,
	2017	2016	2018	2017
Available days(1)
Capesize	4,651.3	4,725.4	1,137.8	1,127.3
Panamax	2,020.5	2,831.2	540.0	511.6
Ultramax	1,455.7	1,460.2	359.7	360.0
Supramax	7,555.2	7,642.8	1,889.6	1,866.7
Handymax	609.3	1,960.8	81.8	306.1
Handysize	5,466.5	6,408.2	1,326.6	1,366.4
Total	21,758.5	25,028.7	5,335.5	5,538.1
Fleet utilization(2)
Capesize	96.4%	99.9%	99.3%	99.2%
Panamax	98.6%	98.1%	99.4%	98.1%
Ultramax	98.9%	99.6%	98.2%	100.0%
Supramax	98.8%	98.8%	98.9%	99.4%
Handymax	92.2%	96.3%	90.9%	95.9%
Handysize	98.8%	99.0%	98.9%	99.5%
Fleet average	98.1%	98.8%	98.9%	99.1%

(1)
We define available days, which we have recently updated and incorporated in the table above to better demonstrate the manner in which we evaluate our business, as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys. Amounts for available days in the table above for the periods ended December 31, 2017, December 31, 2016, and March 31, 2017 have been adjusted for our updated method of calculating available days. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

(2)
We calculate fleet utilization, which we have recently updated and incorporated in the table above to better demonstrate the manner in which we evaluate our business, as the number of our operating days during a period divided by the number of ownership days plus time charter-in days less days our vessels spend in drydocking. Amounts for fleet utilization in the table above for the period ended March 31, 2018 reflect, and such amounts for the periods ended December 31, 2017, December 31, 2016, and March 31, 2017 have been adjusted to reflect, our updated method of calculating fleet utilization. Such amounts for the three months ended March 31, 2018 and 2017 were reflected in our quarterly report on Form 10-Q for the three months ended March 31, 2018.

 THE OFFERING

Common stock offered	6,100,000 shares (7,015,000 shares, if the underwriters exercise their option to purchase additional shares in full).
Shares outstanding upon completion of this offering	40,632,004 shares of common stock (41,547,004 shares of common stock, if the underwriters exercise their option to purchase additional shares in full).(1)
Use of proceeds

We estimate that the net proceeds from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses related to the offering, will be approximately $95.4 million (or approximately $109.8 million if the underwriters exercise their option in full). We plan to use the net proceeds from this offering for the purchase of four drybulk vessels as described in "Recent Developments." See "Prospectus Supplement Summary — Use of Proceeds."

NYSE listing	Our common stock is listed on the New York Stock Exchange under the symbol "GNK."

(1)
The number of shares of common stock shown as being outstanding after this offering (1) is based on 34,532,004 shares of common stock outstanding as of June 14, 2018 and the issuance by us of 6,100,000 shares of common stock in this offering and (2) excludes 3,936,761 shares of common stock issuable upon exercise of warrants issued to holders of Genco's old common stock in connection with its emergence from bankruptcy, with an exercise price of $209.90 per share, 855,746 shares of common stock issuable upon exercise of warrants issued under Genco's 2014 Management Incentive Plan, with a weighted average exercise price of $303.12 per share, 211,275 shares issuable upon exercise of outstanding stock options with exercise prices between $11.13 and $13.69 per share, and 324,563 shares of common stock issuable upon the settlement of restricted stock units.

Risk Factors

Investing in our common stock involves substantial risk. You should carefully consider all the information in this prospectus prior to investing in our common stock. In particular, we urge you to consider carefully the factors set forth in the section of this prospectus entitled "Risk Factors" beginning on page S-10 and under "Risk Factors" under Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors together with all of the other information included in this prospectus, including the risk factors set forth under "Risk Factors" under Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, when evaluating an investment in our common stock. Some of the following risks relate principally to us and our business and the industry in which we operate. Other risks relate principally to the securities market and ownership of our shares.

If any of the following risks actually occurs, our business, financial condition, operating results or cash flows could be materially adversely affected. In that case, we might not be able to pay dividends on shares of our common stock, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Common Stock and This Offering

We will retain broad discretion in using the net proceeds from this offering and any commercial bank debt financing we may incur and may not use the proceeds effectively.

We intend to use the net proceeds of this offering for the purchase of four drybulk vessels. Likewise, we intend to seek commercial bank debt financing to return a portion of the purchase price to us for these vessels and to finance or refinance a portion of potential future vessel acquisitions, including our plan to target the acquisition of two additional modern, high specification Capesize vessels. Please refer to "Recent Developments" for further details. If we are unable to consummate such purchase of four drybulk vessels, we expect to use the net proceeds from this offering for other potential future vessel acquisitions, working capital or general corporate purposes. Similarly, to the extent permitted under the terms of any new commercial debt financing, we may use the proceeds to finance or refinance the purchase price of vessels other than the ones described above or for working capital or general corporate purposes. We have not designated the amounts of the foregoing proceeds that we would use for any particular purpose other than for the vessels we have agreed to acquire. Accordingly, if we do not consummate the acquisition of such vessels, our management would retain broad discretion to allocate the net proceeds of this offering or any such debt financing, and such net proceeds could be applied in ways with which you and other investors in the offering may not agree. Moreover, our management could use the proceeds for corporate purposes that would not increase our market value or make us more profitable. In addition, it could take us some time to effectively deploy any such proceeds. Until such proceeds are effectively deployed, our return on equity and earnings per share could be negatively impacted. Management's failure to use any such proceeds effectively could have an adverse effect on our business, financial condition and results of operations. For further discussion of risks associated with our use of such proceeds and our potential acquisition of vessels, please refer to the section entitled "Risk Factors" under Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Certain shareholders own large portions of our outstanding common stock, which may limit your ability to influence our actions.

Certain shareholders currently hold significant percentages of our common stock. As of June 14, 2018, affiliates of Centerbridge Partners, L.P., or Centerbridge, owned approximately 30.4%; affiliates of Apollo Global Management, or Apollo, owned approximately 15.7%; and affiliates of Strategic Value Partners, LLC, or SVP, owned approximately 29.4% of our common stock.

To the extent a significant percentage of the ownership of our common stock is concentrated in a small number of holders, such holders will be able to influence the outcome of any shareholder vote, including the election of directors, the adoption or amendment of provisions in our articles of incorporation or by-laws and possible mergers, corporate control contests and other significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, merger, consolidation, takeover or other business combination involving us. This concentration of ownership could also discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which could in turn have an adverse effect on the market price of our common stock.

Because we are a foreign corporation, you may not have the same rights or protections that a shareholder in a United States corporation may have.

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law and may make it more difficult for our shareholders to protect their interests. Our corporate affairs are governed by our amended and restated articles of incorporation and bylaws and the Marshall Islands Business Corporations Act, or BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. The rights and fiduciary responsibilities of directors under the law of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions and there have been few judicial cases in the Marshall Islands interpreting the BCA. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction. Therefore, you may have more difficulty in protecting your interests as a shareholder in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction.

Future sales of our common stock could cause the market price of our common stock to decline.

The market price of our common stock could decline due to sales of a large number of shares in the market, including sales of shares by our large shareholders, or the perception that these sales could occur. These sales could also make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate to raise funds through future offerings of common stock.

We entered into a registration rights agreement that provides parties who received 10% or more of our common stock in our reorganization with demand and piggyback registration rights. This agreement was amended and restated in connection with our $125 million equity raise to cover shares issued to Centerbridge, SVP, and Apollo. We entered into an additional registration rights agreement that required us to file a resale registration statement to cover the shares issued in such equity raise. Such registration statement became effective on January 18, 2017 with respect to the resale of 27,061,856 shares of our common stock.

We may need to raise additional capital in the future, which may not be available on favorable terms or at all or which may dilute our common stock or adversely affect its market price.

We may require additional capital to expand our business and increase revenues, add liquidity in response to negative economic conditions, meet unexpected liquidity needs caused by industry volatility or uncertainty and reduce our outstanding indebtedness under our existing facilities. To the extent that our existing capital and borrowing capabilities are insufficient to meet these requirements and cover any losses, we will need to raise additional funds through debt or equity financings, including offerings of our common stock, securities convertible into our common stock, or rights to acquire our common stock or curtail our growth and reduce our assets or restructure arrangements with existing security holders. Any equity or debt financing, or additional borrowings, if available at all, may be on terms that are not favorable to us. Equity financings could result in dilution to our stockholders, as described further below, and the securities issued in future financings may have rights, preferences and privileges that are senior to those of our common stock. If our need for capital arises because of significant losses, the occurrence of these losses may make it more difficult for us to raise the necessary capital. If we cannot raise funds on acceptable terms if and when needed, we may not be able to take advantage of future opportunities, grow our business or respond to competitive pressures or unanticipated requirements.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of our common stock.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies like us. These broad market factors may materially reduce the market price of our common stock, regardless of our operating performance. The market price of our common stock, which has experienced significant price and volume fluctuations in recent months, could continue to fluctuate significantly for many reasons, including in response to the risks described herein or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would adversely impact the value of your shares of common stock.

Provisions of our amended and restated articles of incorporation and by-laws may have anti-takeover effects which could adversely affect the market price of our common stock.

Several provisions of our amended and restated articles of incorporation and by-laws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire our company. However, these anti-takeover provisions could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the election of directors desired by a shareholder.

Election of Directors.

Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our by-laws require parties other than the board of directors to give advance written notice of nominations for the election of directors. These provisions may discourage, delay or prevent the election of directors desired by a shareholder.

Limited Actions by Shareholders.

Our amended and restated articles of incorporation and our by-laws provide that, consistent with Marshall Islands law, any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our amended and restated articles of incorporation and our by-laws provide that, subject to certain exceptions, our Chairman, President, or Secretary at the direction of the Board of Directors or our Secretary at the request of one or more shareholders that hold in the aggregate at least a majority of our outstanding shares entitled to vote may call special meetings of our shareholders, and the business transacted at the special meeting is limited to the purposes stated in the notice.

Advance Notice Requirements for Shareholder Proposals and Director Nominations.

Our by-laws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 120 days nor more than 150 days before the anniversary date of the immediately preceding annual meeting of shareholders. Our by-laws also specify requirements as to the form and content of a shareholder's notice. These provisions may impede a shareholder's ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Risk Factors Related to Our Business and Operations

Restrictive covenants under our credit facility may restrict our growth and operations.

Our credit facility imposes operating and financial restrictions that may limit our ability to incur additional indebtedness on satisfactory terms or at all, incur liens on our assets, sell our vessels or the capital stock of our subsidiaries, make investments, engage in mergers or acquisitions, pay dividends, make capital expenditures, compete effectively to the extent our competitors are subject to less onerous financial restrictions, change the management of our vessels, or terminate or materially amend the management agreement relating to any of our vessels. Therefore, we may need to seek permission from our lenders in order to engage in some corporate actions. Our lenders' interests may be different from ours, and we cannot guarantee that we will be able to obtain our lenders' permission when needed. This may prevent us from taking actions that are in our best interest and from executing our business strategy of growth through acquisitions and may restrict or limit our ability to pay dividends and finance our future operations.

In 2018, we expect to pay U.S. tax on U.S. source income and income tax in Singapore and Denmark and may be subject to U.S. tax on any gain on the sale of vessels, which will reduce our net income and cash flows.

As detailed in our Form 10-K for the year ended December 31, 2017, we do not expect to qualify for an exemption pursuant to Section 883 of the U.S. Internal Revenue Code of 1986 for 2018. Accordingly, we expect to be subject to U.S. federal income tax, in an amount equal to 4% of our gross shipping income that is derived from U.S. sources, which will reduce our net income and cash flows by the amount of such tax. Moreover, if our shipping income does not qualify for the Section 883 exemption, and assuming that any gain derived from the sale of a vessel is attributable to our U.S. office, which we believe would likely be the case, such gain would likely be subject to taxation in the U.S. at a rate of 21% (based on current rates). Additionally, during 2017, we established Genco Shipping Pte. Ltd. which is based in Singapore and will be subject to income tax in Singapore. Also, in 2018, we established Genco Shipping A/S, which is based in Denmark and will be subject to income tax in Denmark.

Risks Related to Potential Vessel Acquisitions

We may be liable for damages if the vessel acquisitions fail to close as a result of our unwillingness, inability or other failure to pay the purchase price under, or any other breach by us of, the agreements relating to such acquisitions.

If we breach or do not fully perform our obligations under the agreement related to the purchase of four drybulk vessels described above, we may forfeit deposits of up to approximately $21.2 million and other amounts we have paid to the sellers in connection with the vessel acquisitions, and we may be liable to the sellers for any additional damages resulting from our actions.

FORWARD-LOOKING STATEMENTS

We make statements in this prospectus and the documents incorporated by reference that are considered forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The words "anticipate," "believe," "may," "estimate," "expect," and similar expressions, and variations of such terms or the negative of such terms, are intended to identify such forward-looking statements.

All forward-looking statements are subject to certain risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Important factors that could cause or contribute to such difference include those referenced under "Risk Factors" in this prospectus and any accompanying prospectus supplement and in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, incorporated by reference into this prospectus. You should not place undue reliance on such forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the information referenced under the heading "Risk Factors."

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses related to the offering, will be approximately $95.4 million (or approximately $109.8 million if the underwriters exercise their option to purchase additional shares in full). We have entered into an agreement for the en bloc purchase of four drybulk vessels for approximately $141 million, which we expect to pay for using the proceeds of this offering and cash on hand as described in "Prospectus Supplement Summary — Recent Developments." Depending on debt market conditions, we intend to seek commercial bank debt financing to return a portion of the purchase price to us for these vessels and to finance potential future vessel acquisitions. There is no assurance that we can obtain such debt financing on favorable terms or at all. While we do not currently have an agreement to purchase vessels in addition to the four mentioned above, we currently plan to target the acquisition of two additional modern, high specification Capesize vessels. If we are unable to consummate the purchase of four drybulk vessels described above, we expect to use the net proceeds from this offering for potential future vessel acquisitions, working capital and general corporate purposes. To the extent we do not use any debt proceeds mentioned above to finance vessel purchases, we anticipate using debt proceeds for working capital or general corporate purposes. Our ability to purchase any additional vessels will depend on conditions in the vessel market. Market conditions for purchasing and financing vessels change rapidly, and there is no assurance we will be able to purchase other vessels on favorable terms or at all.

 PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is traded on the NYSE under the symbol "GNK." The following table sets forth the high and low sale prices for shares of our common stock as reported on the NYSE for the periods indicated. On July 7, 2016, we completed a one-for-ten reverse stock split of our common stock. As a result, the high and low prices for the common stock below reflect the reverse stock split.

Fiscal Year Ending December 31, 2018	High	Low
1st Quarter	$16.29	$11.65
April 1 to June 14, 2018	$20.07	$13.70

Fiscal Year Ended December 31, 2017	High	Low
1st Quarter	$13.13	$7.24
2nd Quarter	$14.99	$8.47
3rd Quarter	$14.59	$8.83
4th Quarter	$13.92	$9.75

Fiscal Year Ended December 31, 2016	High	Low
1st Quarter	$17.40	$4.52
2nd Quarter	$12.00	$4.50
3rd Quarter	$7.49	$3.62
4th Quarter	$14.75	$4.17

As of June 14, 2018, the last reported sale price of our common stock was $18.17 per share.

As of June 14, 2018, there were approximately 20 holders of record of our common stock.

We have not declared or paid any dividends since the third quarter of 2008 and are considering the conditions under which we may pay future dividends in light of the recent refinancing of our credit facilities. For a discussion of restrictions applicable to our payment of dividends, please see "Prospectus Supplement Summary — Recent Developments — New Credit Facility" and our Current Report on Form 8-K filed on June 5, 2018.

CAPITALIZATION

The following table sets forth our capitalization at March 31, 2018, on an actual basis, as adjusted to give effect to the refinancing of our prior credit facilities with the New Credit Facility, and as further adjusted to give effect to the sale of the common stock in this offering:

	As of March 31, 2018
	Actual	As Adjusted for Refinancing	As Further Adjusted for Offering
	(in thousands)
Total Debt(1)	$509,767	$460,000	$460,000

Common Stock, par value $0.01 per share: 500,000,000 shares authorized; 34,532,004 shares issued and outstanding actual and as adjusted, respectively, and 40,632,004 shares issued and outstanding as further adjusted(2)	345	345	406
Additional paid-in capital	1,628,848	1,628,848	1,724,182
Retained deficit(3)	(710,145)	(715,685)	(715,685)

Total shareholders' equity	919,048	913,508	1,008,903

Total capitalization	$1,428,815	$1,373,508	$1,468,903

(1)
Consists of principal debt plus payment-in-kind (PIK) interest. Excludes deferred financing costs.

(2)
The number of shares of common stock shown as being outstanding after this offering (1) is based on 34,532,004 shares of common stock outstanding as of June 14, 2018 and the issuance by us of 6,100,000 shares of common stock in this offering and (2) excludes 3,936,761 shares of common stock issuable upon exercise of warrants issued to holders of Genco's old common stock in connection with its emergence from bankruptcy, with an exercise price of $209.90 per share, 855,746 shares of common stock issuable upon exercise of warrants issued under Genco's 2014 Management Incentive Plan, with a weighted average exercise price of $303.12 per share, 211,275 shares issuable upon exercise of outstanding stock options with exercise prices between $11.13 and $13.69 per share, and 324,563 shares of common stock issuable upon the settlement of restricted stock units.

(3)
Includes loss on debt extinguishment of approximately $4.5 million and estimated legal fees of approximately $1.0 million incurred in connection with the New Credit Facility.

TAX CONSIDERATIONS

The following is a discussion of the material Marshall Islands and U.S. federal income tax considerations relevant to an investment decision by a U.S. Holder or a Non-U.S. Holder, as defined below, with respect to the ownership and disposition of our common stock. This discussion does not purport to be a comprehensive description of all of the tax considerations applicable to a U.S. Holder or a Non-U.S. Holder nor does this discussion address the tax consequences of owning our common shares with respect to all categories of investors, some of which (such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, U.S. expatriates, persons holding our common shares (i) as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities or (ii) pursuant to the exercise of employee stock options or otherwise as compensation for services, persons liable for alternative minimum tax, pass-through entities and investors therein, persons who own, actually or under applicable constructive ownership rules, 10% or more of our common shares, dealers in securities or currencies and U.S. Holders whose functional currency is not the U.S. dollar) may be subject to special rules. This discussion deals only with holders who purchase common shares in connection with this offering and hold the common shares as a capital asset. Moreover, the discussion of U.S. federal income tax considerations is based on the Internal Revenue Code of 1986, as amended, or the "Code," existing final and temporary regulations thereunder, and current administrative rulings and court decisions, all as in effect on the date of this registration statement and all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our common shares (including consequences arising under U.S. federal estate and gift tax laws).

Marshall Islands Tax Considerations

The following are the material Marshall Islands tax consequences of our activities to us and to the registration statement of which this prospectus forms a part, to our shareholders of investing in our common stock. We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax or income tax will be imposed upon payments of dividends by us to our shareholders or proceeds from the disposition of our common stock.

U.S. Federal Income Tax Considerations

The following are the material U.S. federal income tax consequences to U.S. and Non-U.S. Holders (as defined below) with respect to the ownership and disposition of our common stock. For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, (i) an individual U.S. citizen or resident, (ii) a corporation that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or any other U.S. entity taxable as a corporation, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if either (x) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. If a partnership, or an entity treated for U.S. federal income tax purposes as a partnership, such as a limited liability company, holds common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. If you are a partner in such a partnership holding our common stock, you are encouraged to consult your tax advisor. A beneficial owner of our common stock (other than a partnership) that is not a U.S. Holder is referred to below as a "Non-U.S. Holder."

U.S. Federal Income Taxation of the Company

The following discussion sets forth material United States federal income tax considerations relating to our operations. The following does not address all aspects of U.S. federal income taxation that may be relevant to us and, except where specifically noted, does not address the effects of any state, local or non-U.S. tax laws.

Special U.S. tax elections have been made in respect of certain of our subsidiaries, the effect of which is to disregard the subsidiaries for which elections have been made as separate taxable entities from that of their direct or indirect parent for U.S. federal income tax purposes. Therefore, for purposes of the following discussion, we, and not our subsidiaries subject to this election, will be treated as the owner and operator of vessels held by such subsidiaries and as receiving the income from these vessels. In addition, if we qualify for the Section 883 exemption, discussed below, our non-U.S. subsidiaries that do not make the special U.S. tax election generally should qualify for the Section 883 exemption.

Taxation of Operating Income: In General

Unless otherwise exempt, a foreign corporation is subject to U.S. federal income tax in respect of any gross income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis or from the performance of services directly related to those uses ("shipping income") to the extent that the gross shipping income is derived from sources within the United States ("U.S. source shipping income").

U.S. source shipping income includes 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States.

No portion of shipping income attributable to transportation exclusively between non-U.S. ports is considered to be U.S. source shipping income. Such shipping income is not subject to any U.S. federal income tax.

Shipping income attributable to transportation exclusively between U.S. ports is considered to be 100% derived from U.S. sources. However, due to prohibitions under U.S. law, we do not engage in transportation of cargo that produces 100% U.S. source shipping income.

Unless exempt from tax under Section 883 of the Code, a foreign corporation's U.S. source shipping income generally would be subject to a 4% tax imposed without allowance for deductions, unless such income is "effectively connected" with the conduct of a U.S. trade or business, as described below.

Section 883 Exemption

Under Section 883 of the Code and the Treasury Regulations promulgated thereunder, a foreign corporation that meets certain substantiation and reporting requirements will be exempt from U.S. federal income taxation on its U.S. source shipping income if:

  (1)
  it is organized in a qualified foreign country, which is one that grants an "equivalent exemption" from tax to corporations organized in the United States in respect of each category of shipping income for which exemption is being claimed under Section 883 of the Code (the "country of organization test"); and

  (2)
  one of the following tests is met:

  (a)
  more than 50% of the value of its stock is beneficially owned, directly or indirectly, by qualified shareholders, which includes individuals who are "residents" of a qualified foreign country (the "qualified shareholder test");

    (b)
    its stock is treated as primarily and regularly traded on an established securities market in the United States (the "publicly traded test"); or

    (c)
    it is a "controlled foreign corporation" and it satisfies an ownership test (the "CFC Test").

The Marshall Islands, the jurisdiction where we are incorporated, has been officially recognized by the Internal Revenue Service ("IRS") as a qualified foreign country that currently grants the requisite "equivalent exemption" from tax in respect of each category of shipping income that we expect to earn in the future. Therefore, we will satisfy the country of organization test and would be exempt from U.S. federal income taxation with respect to our U.S. source shipping income if we are able to satisfy any one of the qualified shareholder test, the publicly traded test or the CFC test.

For purposes of the publicly traded test, stock of a foreign corporation is considered to be "primarily traded" on an established securities market in a country if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares of each such class of stock that are traded during that year on established securities markets in any other single country. Stock of a foreign corporation is considered to be "regularly traded" on an established securities market if (1) more than 50 percent of all classes of stock of such corporation (by vote and value) are listed on such market; and (2) with respect to each class relied on to meet the more than 50 percent requirement in (1), in general, (i) such class is traded on such market, other than in minimal quantities, on at least 60 days during the taxable year; and (ii) the aggregate number of shares of such class traded on such market during the taxable year is at least 10% of the average number of shares of stock outstanding during such year. The trading frequency and trading volume requirements found in (2) above are deemed satisfied if the foreign corporation's stock is regularly quoted by dealers making a market in such stock.

Notwithstanding the above, a foreign corporation's common stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which persons who actually or constructively own 5% or more of its stock by vote and value ("5% shareholders") together own 50% or more of its stock by vote and value for more than half the days in such year (the "five percent override rule"), unless an exception applies.

For purposes of identifying 5% shareholders, a corporation may rely on Schedule 13G and Schedule 13D filings with the SEC. An investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% shareholder for these purposes.

In the event the five percent override rule applies, a foreign corporation's stock will nevertheless be treated as regularly traded if, in general, the foreign corporation can establish that "qualified shareholders" own sufficient shares in its stock to preclude nonqualified shareholders from owning 50 percent or more of the total value of the relevant class of stock for more than half the number of days during the taxable year.

Based on the ownership and trading of our stock in 2017, we believe that we did not satisfy the publicly traded test, the qualified shareholder test, or the CFC test, and therefore did not qualify for the Section 883 exemption in 2017. As such, our U.S. source shipping income, i.e., 50% of our gross shipping income attributable to transportation beginning or ending in the U.S., was subject to a 4% tax without allowance for deductions. With respect to application of the publicly traded test for 2018, more than 50% of our stock (by vote and value) is owned by 5% shareholders as of the date of this prospectus. Absent changes in the ownership of our stock, we do not anticipate satisfying the publicly traded test in 2018 either. We also do not anticipate satisfying the qualified shareholder or CFC test. Thus, absent changes in the ownership of our stock, we do not anticipate qualifying for the Section 883 exemption for 2018 as of the date of this prospectus.

Taxation in Absence of Section 883 Exemption

If the Section 883 exemption does not apply, a foreign corporation's U.S. source shipping income would be subject to a 4% tax, without allowance for deductions, unless such income is effectively connected income, as described below. As a result of the sourcing rules described above, no more than 50% of a foreign corporation's gross shipping income would be treated as U.S. source shipping income if it does not operate exclusively between U.S. ports. Thus, the maximum effective rate of U.S. federal income tax on our non-effectively connected U.S. source shipping income should never exceed 2% because we do not operate exclusively between U.S. ports.

To the extent our U.S. source shipping income, or other U.S. source income, is considered to be effectively connected income, as described below, any such income, net of applicable deductions, would be subject to the U.S. federal corporate income tax, currently imposed at rates of up to 21%. In addition, we may be subject to a 30% "branch profits" tax on such income, and on certain interest paid or deemed paid attributable to the conduct of such trade or business.

Our U.S. source shipping income would be considered effectively connected income only if:

  ▪
  we have, or are considered to have, a fixed place of business in the U.S. involved in the earning of U.S. source shipping income; and

  ▪
  substantially all of our U.S. source shipping income from time chartering is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the U.S. or, in the case of income from bareboat chartering, substantially all of such income is attributable to a fixed place of business in the United States.

We do not intend to have, or permit circumstances that would result in having, any vessel sailing to or from the U.S. on a regularly scheduled basis, nor do we intend to derive income from bareboat chartering of vessels. Based on our current shipping operations and the expected mode of our future shipping operations and other activities, we believe that none of our U.S. source shipping income will constitute effectively connected income. However, we may from time to time generate non-shipping income that may be treated as effectively connected income.

Gain on Sale of Vessels

During periods in which we qualify for the Section 883 exemption in respect of our shipping income, gain from the sale of a vessel likewise should be exempt from tax under Section 883 of the Code. Given our assessment that we did not qualify for the Section 883 exemption for the year ended December 31, 2017 and our expectation that we will not qualify for the Section 883 exemption for the year ended December 31, 2018, and assuming that any gain derived from the sale of a vessel is attributable to our U.S. office, as we believe would likely be the case, such gain during such period will likely be treated as effectively connected income (determined under rules different from those discussed above) and subject to the net income and branch profits tax regime described above.

U.S. Federal Income Taxation of U.S. Holders

Distributions

Subject to the discussion under "PFIC Status" below, any distributions made by us to a U.S. Holder with respect to our common shares generally will constitute dividends to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of those earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in our common shares (determined on a share-by-share basis), and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us.

Dividends paid on our common shares to a U.S. Holder who is an individual, trust or estate, or a "non-corporate U.S. Holder," will generally be treated as "qualified dividend income" that is taxable to such non-corporate U.S. Holder at preferential tax rates, provided that (1) our common shares are readily tradable on an established securities market in the United States (such as the NYSE, on which our common shares are traded); (2) we are not a passive foreign investment company, or a" PFIC," for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we have been, are, or will be); (3) the non-corporate U.S. Holder 's holding period of our common shares includes more than 60 days in the 121-day period beginning 60 days before the date on which our common shares becomes ex-dividend; and (4) the non-corporate U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. A non-corporate U.S. Holder will be able to take qualified dividend income into account in determining its deductible investment interest (which is generally limited to its net investment income) only if it elects to do so; in such case, the dividend will be taxed at ordinary income rates. Non-corporate U.S. Holders also may be required to pay a 3.8% surtax on all or part of such holder's "net investment income," which includes, among other items, dividends on our shares, subject to certain limitations and exceptions. Prospective investors are encouraged to consult their own tax advisors regarding the effect, if any, of this surtax on their ownership of our shares.

Amounts taxable as dividends generally will be treated as passive income from sources outside the U.S. However, if (a) we are 50% or more owned, by vote or value, by U.S. Holders and (b) at least 10% of our earnings and profits are attributable to sources within the U.S., then for foreign tax credit purposes, a portion of our dividends would be treated as derived from sources within the U.S. With respect to any dividend paid for any taxable year, the U.S. source ratio of our dividends for foreign tax credit purposes would be equal to the portion of our earnings and profits from sources within the U.S. for such taxable year divided by the total amount of our earnings and profits for such taxable year. The rules related to U.S. foreign tax credits are complex and U.S. Holders should consult their tax advisors to determine whether and to what extent a credit would be available.

Special rules may apply to any "extraordinary dividend" — generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder's adjusted basis (or fair market value in certain circumstances) in a share of our common shares — paid by us. If we pay an "extraordinary dividend" on our common shares that is treated as "qualified dividend income", then any loss derived by a non-corporate U.S. Holder from the sale or exchange of such common shares will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or Other Disposition of Common Shares

Subject to the discussion under "PFIC Status" below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other taxable disposition of our common shares in an amount equal to the difference between the amount realized by the U.S. Holder from such disposition and the U.S. Holder's tax basis in such shares. Capital gain of a non-corporate U.S. Holder generally is taxed at a lower rate than ordinary income where such holder has a holding period greater than one year. Such capital gain or loss generally will be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes. A U.S. Holder's ability to deduct capital losses is subject to certain limitations. Non-corporate U.S. Holders also may be required to pay a 3.8% surtax on all or part of that holder's "net investment income," which generally may include, among other items, net gain attributable to the disposition of our shares, subject to certain limitations and exceptions. Prospective investors are encouraged to consult their own tax advisors regarding the effect, if any, of this surtax on their disposition of our shares.

PFIC Status

The foregoing discussion assumed that we are not and will not become a "passive foreign investment company," or "PFIC."

We will be a PFIC if either:

  ▪
  75% or more of our gross income in a taxable year consists of "passive income" (generally including dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business, as defined in applicable Treasury Regulations); or

  ▪
  at least 50% of our assets in a taxable year (averaged over the year and generally determined on a quarterly basis based upon value) produce or are held for the production of passive income.

For purposes of determining whether we are a PFIC, we will be treated as earning and owning a proportionate share of the income and assets, respectively, of our subsidiaries that have made special U.S. tax elections to be disregarded as separate entities (see "U.S. Federal Income Taxation of the Company") as well as of any other corporate subsidiary in which we own directly or indirectly at least 25% of the subsidiary's stock.

For purposes of these tests, income derived from the performance of services generally does not constitute passive income. By contrast, rental income would generally constitute passive income unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business. We intend to treat our income from the time and spot charter of vessels as services income, rather than rental income. Accordingly, we intend to take the position that such income does not constitute passive income, and that the assets that we will own and operate in connection with the production of that income, primarily our vessels, do not constitute passive assets for purposes of determining whether we are a PFIC. While there is no direct legal authority under the PFIC rules addressing our method of operation, there is some legal authority supporting the characterization of income derived from time charters and spot charters as services income for other tax purposes. However, there is also legal authority, which characterizes time charter income as rental income rather than services income for other tax purposes.

Based on our existing operations and our view that income from time and spot chartered vessels is services income rather than rental income, we intend to take the position that we are not now and have never been a PFIC with respect to any taxable year.

No assurance can be given that the IRS or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, because there are uncertainties in the application of the PFIC rules and PFIC status is determined annually and is based on the composition of a company's income and assets (which are subject to change), we can provide no assurance that we will not become a PFIC in any future taxable year.

Subject to the QEF and mark-to-market elections discussed below, if we were to be treated as a PFIC for any taxable year (and regardless of whether we remain a PFIC for subsequent taxable years), (i) each U.S. Holder who is treated as owning our common shares during such taxable year for purposes of the PFIC rules would be required to allocate any excess distributions received (i.e., the portion of any distributions received by the U.S. Holder on our common shares in a taxable year in excess of 125 percent of the average annual distributions received by the U.S. Holder in the three preceding taxable years, or, if shorter, the U.S. Holder's holding period for our common shares) and any gain realized from the disposition of our common shares ratably over the U.S. Holder's holding period of our common shares; (ii) the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, would be treated as ordinary income; and (iii) the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year. These consequences would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common shares. If a holder who fails to make a timely QEF election or mark-to-market election and who is an individual dies while owning our common shares, such holder's successor generally would not receive a step-up in tax basis with respect to such shares.

A U.S. Holder who holds our common shares during a period when we are a PFIC generally will be subject to the foregoing rules for that taxable year and all subsequent taxable years with respect to that U.S.

Holder's holding of our common shares, even if we ceased to be a PFIC, subject to certain exceptions for U.S. Holders who made a mark-to-market or QEF election discussed below. U.S. Holders are urged to consult their tax advisors regarding the PFIC rules, including as to the advisability of choosing to make a QEF or mark-to-market election.

QEF Election.    The above rules relating to the taxation of excess distributions and dispositions will not apply to a U.S. Holder who has made a timely "qualified electing fund," or a "QEF," election for all taxable years that the U.S. Holder has held our common shares and we were a PFIC. Instead, each U.S. Holder who has made a timely QEF election is required for each taxable year to include in income a pro rata share of our ordinary earnings as ordinary income and a pro rata share of our net capital gain as long term capital gain, regardless of whether we have made any distributions of the earnings or gain. The U.S. Holder's basis in our common shares will be increased to reflect taxed but undistributed income. Distributions of income that had been previously taxed will result in a corresponding reduction in the basis of the common shares and will not be taxed again once distributed. A U.S. Holder making a QEF election would generally recognize capital gain or loss on the sale, exchange or other disposition of our common shares. If we determine that we are a PFIC for any taxable year, we will use reasonable efforts to provide each U.S. Holder with all necessary information in order to make the QEF election described above.

Mark-to-Market Election.    Alternatively, if we were to be treated as a PFIC for any taxable year and provided that our common shares are treated as "regularly traded on a qualified exchange," which we believe will be the case, a U.S. Holder may make a mark-to-market election. There can be no assurance, however, that our common shares will be "regularly traded" for purposes of the mark-to-market election. Under a mark-to-market election, any excess of the fair market value of the common shares at the close of any taxable year over the U.S. Holder's adjusted tax basis in the common shares is included in the U.S. Holder's income as ordinary income. In addition, the excess, if any, of the U.S. Holder's adjusted tax basis at the close of any taxable year over the fair market value of the common shares is deductible in an amount equal to the lesser of the amount of the excess or the amount of the net mark-to-market gains that the U.S. Holder included in income in prior years. A U.S. Holder's tax basis in our common shares would be adjusted to reflect any such income or loss. Gain realized on the sale, exchange or other disposition of our common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

U.S. Federal Income Taxation of Non-U.S. Holders

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends received from us on our common shares unless the income is effectively connected income (and, if an applicable income tax treaty so provides, the dividends are attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.).

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common shares, unless either:

  ▪
  the gain is effectively connected income (and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.); or

  ▪
  the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are met, in which case such gain (net of certain U.S. source losses) generally will be taxed at a 30% rate (unless an applicable income tax treaty provides otherwise).

Effectively connected income (or, if an income tax treaty applies, income attributable to a permanent establishment maintained in the U.S.) generally will be subject to regular U.S. federal income tax in the same manner as discussed in the section above relating to the taxation of U.S. Holders. In addition, earnings and profits of a corporate Non-U.S. Holder that are attributable to such income, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders may be subject to tax in jurisdictions other than the United States on dividends received from us on our common shares and on any gain realized upon the sale, exchange or other disposition of our common shares.

Backup Withholding and Information Reporting

In general, payments of distributions on our common shares to a non-corporate U.S. Holder, and proceeds of a disposition of our common shares received by a non-corporate U.S. Holder, may be subject to U.S. federal income tax information reporting requirements. Such payments may also be subject to U.S. federal backup withholding tax if the non-corporate U.S. Holder:

  ▪
  fails to provide us with an accurate taxpayer identification number;

  ▪
  is notified by the IRS that they have become subject to backup withholding because they previously failed to report all interest or dividends required to be shown on their federal income tax returns; or

  ▪
  fails to comply with applicable certification requirements.

A Non-U.S. Holder that receives distributions on our common shares, or sells our common shares through the U.S. office of a broker, or a non-U.S. office of a broker with specified connections to the United States, may be subject to backup withholding and related information reporting unless the Non-U.S. Holder certifies that it is a non-U.S. person, under penalties of perjury, or otherwise establishes an exemption therefrom.

Backup withholding tax is not an additional tax. Holders generally may obtain a refund of any amounts withheld under backup withholding rules that exceed their income tax liability by timely filing a refund claim with the IRS.

Tax Return Disclosure Requirement

Certain U.S. Holders (and to the extent provided in IRS guidance, certain Non-U.S. Holders) who hold interests in "specified foreign financial assets" (as defined in Section 6038D of the Code) are generally required to file an IRS Form 8938 as part of their U.S. federal income tax returns to report their ownership of such specified foreign financial assets, which may include our common shares, if the total value of those assets exceed certain thresholds. Substantial penalties may apply to any failure to timely file IRS Form 8938. In addition, in the event a holder that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. Holders should consult their own tax advisors regarding their tax reporting obligations.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, dated June 15, 2018, among us and Jefferies LLC, Fearnley Securities AS and Fearnley Securities, Inc., as representatives of the underwriters named below and the joint book-running managers of this offering, we have agreed to sell to the underwriters, and each of the underwriters have agreed severally and not jointly, to purchase from us, the respective number of shares of common stock shown opposite its name below:

Underwriter	Number of Shares
Jefferies LLC	2,587,684
Fearnley Securities AS	1,940,763
Fearnley Securities, Inc.	646,921
ABN AMRO Securities (USA) LLC	231,158
Skandinaviska Enskilda Banken AB (publ)	231,158
Credit Agricole Securities (USA) Inc.	173,368
Seaport Global Securities LLC	173,368
Noble Capital Markets, Inc.	115,580
Total:	6,100,000

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, such as the receipt by the underwriters of officer's certificates and legal opinions and approval of certain legal matters by its counsel. The underwriting agreement further provides that the underwriters will purchase all of the shares of common stock offered by this prospectus supplement, if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriter may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Expenses

The underwriters have advised us that they propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus supplement and to certain dealers at a price that represents a concession not in excess of $0.47025 per share under the public offering price. After the offering of the shares of our common stock, the public offering price, concessions and reallowance to brokers may be reduced by the underwriters. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$16.50	$16.50	$100,650,000	$115,747,500
Underwriting discounts and commissions paid by us	$0.78375	$0.78375	$4,780,875	$5,498,006
Proceeds to us, before expenses and fees	$15.71625	$15.71625	$95,869,125	$110,249,494

We estimate expenses payable by us in connection with this offering, other than underwriting discounts and commissions referred to above, will be approximately $474,348, including up to $5,000 that we have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority, Inc.

Listing

Shares of our common stock are listed on the New York Stock Exchange under the trading symbol "GNK."

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of 915,000 shares from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions.

No Sale of Similar Securities

We and each of our directors and executive officers, and Centerbridge, Apollo and SVP have agreed that, without the prior written consent of Jefferies LLC, Fearnley Securities AS and Fearnley Securities, Inc. and, in the case of shareholders, the Company, none of us will, during the period ending 60 days after the date of this prospectus supplement:

  ▪
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

  ▪
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; or

  ▪
  file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

whether any such transaction described in the first or second bullet above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in this paragraph do not apply to:

  ▪
  the sale by us of common stock in this offering;

  ▪
  the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing or which is described in this prospectus supplement;

  ▪
  the grant of options or the issuance of shares of restricted stock or restricted stock units by us to employees, officers, directors, advisors or consultants pursuant to any employee benefit plan referred to in this prospectus supplement;

  ▪
  the filing of any registration statement on Form S-8 in respect of any employee benefit plan referred to in this prospectus supplement or the filing of a new shelf registration statement on Form S-3 to permit this offering to continue without interruption or otherwise;

  ▪
  the transfer by our executive officers or directors of shares of common stock or securities convertible into common stock by gift; provided that the transferee executes a copy of the lock-up agreement and that no filing by any party (donor, donee, transferor or transferee) under Section 16(a) of the Exchange Act will be required or will be made voluntarily in connection with such transfer or distribution (other than a filing on Form 5 made after the expiration of the lock-up period);

  ▪
  the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that such plan does not provide for the transfer of common stock during the restricted period;

  ▪
  transfers in response to a bona fide third-party tender offer, merger, consolidation or other similar transaction made for all holders of common stock, involving a change of control of the Company; and

  ▪
  transfers pursuant to an order of a court or regulatory agency.

Furthermore, with regard to our Chief Executive Officer and President, John C. Wobensmith, the underwriters have agreed to an exception to the lock-up arrangements described above with respect to Mr. Wobensmith's existing pledge of 162,873 shares of common stock and 16,565 warrants exercisable for shares of common stock to Jefferies LLC, and any foreclosure or sale by the pledgee in connection with such pledge arrangement.

Stabilization

The underwriters have advised us that they may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either "covered" short sales or "naked" short sales.

"Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising its option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the option to purchase additional shares.

"Naked" short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or through online services maintained by the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters' web sites and any information contained in any other web site maintained by the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. In particular, affiliates of ABN AMRO Securities (USA) LLC, Skandinaviska Banken AB (publ), and Credit Agricole Securities (USA) Inc. are lenders under our senior secured credit facility.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Fearnley Securities AS and Skandinaviska Banken AB (publ) are not U.S. registered broker-dealers and may not make sales of any shares in the United States or to U.S. persons except in compliance with applicable

U.S. laws and regulations. To the extent that Fearnley Securities AS intends to effect sales of shares in the United States, it will do so only through its U.S. registered broker-dealer affiliates, Fearnley Securities, Inc. and SEB Securities Inc., respectively, or one or more U.S. registered broker-dealers or otherwise as permitted by applicable U.S. law. The activities of each of Fearnley Securities AS and Skandinaviska Banken AB (publ) in the United States will be effected only to the extent permitted by Rule 15a-6 under the Securities Exchange Act of 1934, as amended.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), no offer of shares may be made to the public in that Relevant Member State other than:

  A.
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  B.
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

  C.
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly, any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression "an offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

This prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive ("qualified investors") that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as "relevant persons"). The shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This offering memorandum and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

The distribution of this prospectus in the United Kingdom to anyone not falling within the above categories is not permitted and may contravene the Financial Services and Markets Act of 2000. No person falling outside those categories should treat this prospectus as constituting a promotion to him, or act on it for any purposes whatever. Recipients of this prospectus are advised that we, the underwriters and any other person that communicates this prospectus are not, as a result solely of communicating this prospectus, acting for or advising them and are not responsible for providing recipients of this prospectus with the protections which would be given to those who are clients of any aforementioned entities that is subject to the Financial Services Authority Rules.

Notice to prospective investors in Canada

The shares may be sold only to purchasers in Canada purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

 LEGAL MATTERS

Various legal matters in connection with this offering will be passed on for us by Kramer Levin Naftalis & Frankel LLP, New York, New York; Reeder & Simpson P.C., Majuro, Marshall Islands; and Seward & Kissel LLP, New York, New York; and the underwriters by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of Genco Shipping & Trading Limited's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy such material at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. You can also find our SEC filings at the SEC's website at http://www.sec.gov.

We also maintain a website that contains additional information about us at www.gencoshipping.com. Information on or accessible through our website is not part of, or incorporated by reference into, this prospectus, other than documents filed with the SEC that we incorporate by reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and some information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding such documents or portions thereof that are not deemed "filed" under the Exchange Act in accordance with the Exchange Act and applicable SEC rules and regulations):

  ▪
  Our Annual Report on Form 10-K for the year ended December 31, 2017;

  ▪
  Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018;

  ▪
  Our Current Reports on Form 8-K filed on March 29, 2018, April 6, 2018, May 15, 2018, June 5, 2018, and June 14, 2018, excluding in each case any information furnished under Item 2.02 or 7.01 thereof; and

  ▪
  The description of our common stock and the rights associated with our common stock contained in our Registration Statement on Form S-4, Registration No. 333-203822.

You may request a copy of these filings and any or all of the documents referred to above that have been incorporated by reference into this prospectus at no cost, by writing or telephoning us at the following address:

Genco Shipping & Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171
(646) 443-8550
Attn: Investor Relations

PROSPECTUS

GENCO SHIPPING & TRADING LIMITED

Debt Securities
Common Stock
Preferred Stock
Rights
Warrants
Units
Depositary Shares
Purchase Contracts

        We may offer and sell from time to time our securities in one or more classes or series and in amounts, at prices and on terms that we will determine at the times of the offerings, having an aggregate initial offering price of up to $750,000,000. The securities may be offered separately or together in any combination and as separate series.

        We will provide specific terms of any offering and the offered securities in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest. This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.

        Our principal executive offices are located at 299 Park Avenue, 12th Floor, New York, New York 10171, and our telephone number is (646) 443-8550.

        Our common stock is currently listed and traded on the OTC Bulletin Board (the "OTCBB") under the trading symbol "GSKNF."

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by securityholders. We will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

        Investing in our securities involves risks that are referenced in the "Risk Factors" section beginning on page 1 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July 2, 2015

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under the shelf process, we may, from time to time, offer up to $750,000,000 aggregate public offering price of our debt securities, shares of common stock, shares of preferred stock, rights, warrants, units, depositary shares or purchase contracts, or combinations thereof, in one or more offerings. In this prospectus, we refer to our debt securities, shares of common stock, shares of preferred stock, rights, warrants, units, depositary shares and purchase contracts collectively as the "securities." This prospectus provides you with a general description of the securities that we may offer. Each time this prospectus is used to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement, that will contain specific information about the terms of that offering. The prospectus supplement and any pricing supplement also may add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and any pricing prospectus, together with additional information described and contained in the documents referred to under the heading "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference." We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted.

        The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC's web site or at the SEC's offices referenced under the heading "Where You Can Find More Information."

RISK FACTORS

        You should carefully consider the specific risks set forth under the caption "Risk Factors" in the applicable prospectus supplement and under the caption "Risk Factors" in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, incorporated by reference herein, before making an investment decision. For more information see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

FORWARD-LOOKING STATEMENTS

        We make statements in this prospectus and the documents incorporated by reference that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The words "anticipate," "believe," "may," "estimate," "expect," and similar expressions, and variations of such terms or the negative of such terms, are intended to identify such forward-looking statements.

        All forward-looking statements are subject to certain risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Important factors that could cause or contribute to such difference include those referenced under "Risk Factors" in this prospectus and any accompanying prospectus supplement and in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, incorporated by reference into this prospectus. You should not place undue reliance on such forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the information referenced under the heading "Risk Factors."

 ABOUT GENCO

        We are a New York City-based company, incorporated in the Marshall Islands in 2004. We transport iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes through the ownership and operation of drybulk carrier vessels. Excluding vessels of Baltic Trading Limited ("Baltic Trading"), our fleet currently consists of 55 drybulk carriers, including eleven Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize drybulk carriers, with an aggregate carrying capacity of approximately 4,168,000 deadweight tons ("dwt"). The average age of our current fleet is approximately 9.7 years as of April 24, 2015. All of the vessels in our fleet were built in shipyards with reputations for constructing high quality vessels. Excluding Baltic Trading, 32 of the vessels in our fleet are currently on spot market related time charters and twelve are on fixed rate time charter contracts. Additionally, eleven of the vessels in our fleet are operating in vessel pools. Under a pool arrangement, the vessels operate under a time charter agreement whereby the cost of bunkers and port expenses are borne by the pool and operating costs including crews, maintenance and insurance are typically paid by the owner of the vessel. Since the members of the pool share in the revenue generated by the entire group of vessels in the pool, and the pool operates in the spot market, the revenue earned by vessels in vessel pools are subject to the fluctuations of the spot market. Most of our vessels are chartered to well-known charterers, including Cargill International S.A. and its subsidiaries ("Cargill"), Pacific Basin Chartering Ltd. ("Pacbasin"), Swissmarine Services S.A. and its subsidiaries ("Swissmarine") and the Clipper Logger Pool, in which Clipper Group acts as the pool manager. Our common stock has traded on the OTCBB under the trading symbol "GSKNF" since July 15, 2014, prior to which it traded on the NYSE, the OTCQB marketplace, and the OTC Pink marketplace. As of March 31, 2015, we had approximately $1.7 billion in total assets.

        In addition, as of the date of this prospectus, Baltic Trading's fleet consists of two Capesize vessels, two Ultramax vessels, four Supramax vessels and five Handysize vessels with an aggregate carrying capacity of approximately 863,000 dwt. The average age of Baltic Trading's current fleet is approximately 4.6 years as of April 24, 2015. After the expected delivery of two Ultramax newbuildings that it has agreed to acquire, Baltic Trading will own a fleet of 15 drybulk vessels, consisting of two Capesize, four Ultramax, four Supramax and five Handysize vessels with a total carrying capacity of approximately 991,000 dwt. Baltic Trading's current fleet contains five groups of sister ships, which are vessels of virtually identical sizes and specifications. Baltic Trading common stock has traded on the NYSE under the trading symbol "BALT" since its initial public offering on March 10, 2010. As of March 31, 2015, Baltic Trading had approximately $540 million in total assets.

        Baltic Trading, formerly our wholly-owned subsidiary, completed its initial public offering on March 15, 2010. As of April 30, 2015, our wholly-owned subsidiary Genco Investments LLC owned 6,356,471 shares of Baltic Trading's Class B Stock, which represents a 10.85% ownership interest in Baltic Trading at April 30, 2015 and approximately 64.6% of the aggregate voting power of Baltic Trading's outstanding shares of voting stock. Baltic Trading is consolidated with us as we control a majority of the voting interest in Baltic Trading.

        Our principal executive offices are located at 299 Park Avenue, 12th Floor, New York, New York 10171, and our telephone number is (646) 443-8550.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our unaudited historical ratios of earnings to fixed charges for the periods indicated below:

	Genco Predecessor Company(1)					Genco Successor Company(1)
	Year Ended December 31,				Period from January 1 to July 9, 2014	Period from July 9 to December 31, 2014	Three Months Ended March 31, 2015
	2010	2011	2012	2013
Ratio of earnings to fixed charges(3)	3.01	1.29	N/A	N/A	19.85(2)	N/A	N/A
Deficiency of earnings available to cover fixed charges(3)	$—	$—	$157,301	$156,547	$—	$213,757	$79,235

(1)
As a result of our bankruptcy we adopted fresh start reporting on July 9, 2014 in accordance with provisions of the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 852, "Reorganizations" ("ASC 852"). The period from July 9 to December 31, 2014 ("Genco Successor Company") and the period from January 1 to July 9, 2014 ("Genco Predecessor Company") are distinct reporting periods as a result of our emergence from bankruptcy on July 9, 2014 as reported in our consolidated financial statements. Our financial condition and results of operations from and after July 9, 2014 are not comparable to the financial condition or results of operations reflected in its other historical financial statements shown due to the application of fresh start reporting.

(2)
The net effect of all fresh start accounting adjustments and other reorganization items resulted in income of $882,167, which is reflected in the statement of operations for the period January 1, 2014 to July 9, 2014.

(3)
The ratio of earnings for the quarter ended March 31, 2015, the period from July 9, 2014 to December 31, 2014 and the years ended December 31, 2013 and 2012 were inadequate to cover fixed charges. The deficiency of earnings indicated for each period would have been necessary to bring the ratio of earnings to fixed charges to 1.0.

        As we have no preferred stock issued, a ratio of earnings to combined fixed charges and preferred dividends is not presented.

USE OF PROCEEDS

        Unless we state otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, including repayment or reduction of long-term and short-term debt, capital expenditures, working capital, and the financing of vessel purchase and other acquisitions and business combinations. We may temporarily invest funds that we do not immediately require in marketable securities.

DESCRIPTION OF DEBT SECURITIES

        We may offer secured or unsecured debt securities, which may be convertible. Our debt securities will be issued under an indenture to be entered into between us and a trustee. The debt securities will be structurally subordinated to all existing and future liabilities, including trade payables, of our subsidiaries, and the claims of creditors of those subsidiaries, including trade creditors, will have priority as to the assets and cash flows of those subsidiaries.

        We have summarized certain general features of the debt securities from the indenture. A form of indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The following description of the terms of the debt securities sets forth certain general terms and provisions. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities, will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

        The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time.

        Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

  •
  title and aggregate principal amount;

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  whether the securities will be senior or subordinated;

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  applicable subordination provisions, if any;

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  conversion or exchange into other securities;

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  whether securities issued by us will be secured or unsecured, and if secured, what the collateral will consist of;

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  percentage or percentages of principal amount at which such securities will be issued;

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  maturity date(s);

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  interest rate(s) or the method for determining the interest rate(s);

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  dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

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  redemption (including upon a "change of control") or early repayment provisions;

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  authorized denominations;

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  form;

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  amount of discount or premium, if any, with which such securities will be issued;

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  whether such securities will be issued in whole or in part in the form of one or more global securities;

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  identity of the depositary for global securities;

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  whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

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  the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

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  any covenants applicable to the particular debt securities being issued;

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  any defaults and events of default applicable to the particular debt securities being issued;

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  currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

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  time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

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  securities exchange(s) on which the securities will be listed, if any;

  •
  whether any underwriter(s) will act as market maker(s) for the securities;

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  extent to which a secondary market for the securities is expected to develop;

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  additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such securities to be due and payable;

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  provisions relating to covenant defeasance and legal defeasance;

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  provisions relating to satisfaction and discharge of the indenture;

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  provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

  •
  additional terms not inconsistent with the provisions of the indenture.

        One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

        United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

        Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

        The term "debt securities" includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies and acceptable to the trustee.

        We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the "depositary") identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

        The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction.

DESCRIPTION OF CAPITAL STOCK

        The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our second amended and restated articles of incorporation and our amended and restated bylaws, each of which are incorporated by reference as an exhibit to the registration statement which includes this prospectus. The Business Corporations Act of the Republic of the Marshall Islands, or the BCA, may also affect the terms of these securities. The terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer. The terms of any common stock or preferred stock we offer under a prospectus supplement may differ from the terms we describe below, in which event we will describe the particular terms of any series of these securities in more detail in such prospectus supplement.

Authorized Capitalization

        Under our second amended and restated articles of incorporation, our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.01 per share. As of April 30, 2015, there were 61,600,604 shares of common stock issued and outstanding, warrants to purchase up to 3,938,298 shares of common stock issued to holders of Genco's old common stock in connection with its emergence from bankruptcy outstanding, and warrants to purchase up to 8,557,461 shares of common stock issued under Genco's 2014 Management Incentive Plan outstanding.

Common Stock

  Voting Rights

        Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Our common stock has the exclusive right to vote for the election of directors and for all other purposes. Our common stock votes together as a single class.

  Dividends

        Holders of shares of common stock are entitled to receive, ratably, all dividends, if any, declared by our board of directors out of funds legally available for dividends.

  Liquidation Rights

        Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors, if any, the holders of our common stock will be entitled to receive, pro rata, our remaining assets available for distribution.

  Other Rights

        Holders of our common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of any shares of our preferred stock which we may issue in the future.

  Transfer Agent

        The transfer agent for our common stock is Computershare Inc.

Preferred Stock

        We currently do not have any shares of preferred stock authorized in our second amended and restated articles of incorporation, or outstanding. Prior to selling any preferred stock pursuant to this prospectus, we would be required to further amend our second amended and restated articles of incorporation to authorize the issuance of preferred stock. Such authorization could permit our board of directors, subject to limitations prescribed by law, to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

  •
  the designation of the series;

  •
  the number of shares of the series;

  •
  the voting rights, if any, of the holders of the series; and

  •
  the preferences and relative, participating, optional or other special rights, if any, of the series, and any qualifications, limitations or restrictions applicable to such rights.

        A prospectus supplement will describe the terms of any series of preferred stock being offered, including:

  •
  the designation of the shares and the number of shares that constitute the series;

  •
  the dividend rate (or the method of calculation thereof), if any, on the shares of the series and the priority as to payment of dividends with respect to other classes or series of our capital stock and the payment date of dividends;

  •
  the dividend periods (or the method of calculation thereof);

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  the date from which dividends on the preferred stock shall accumulate, if applicable;

  •
  the voting rights of the shares;

  •
  the liquidation preference and the priority as to payment of the liquidation preference with respect to other classes or series of our capital stock and any other rights of the shares of the series upon our liquidation or winding-up;

  •
  whether the preferred stock will rank senior or junior to or on a parity with any other class or series of preferred stock;

  •
  whether or not and on what terms the shares of the series will be subject to redemption or repurchase at our option;

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  whether and on what terms the shares of the series will be convertible into or exchangeable for other securities;

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  the provision of a sinking fund, if any, for the preferred stock;

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  whether the shares of the series of preferred stock will be listed on a securities exchange;

  •
  whether interests in the preferred stock will be represented by depositary shares;

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  the transfer agent for the series of preferred stock;

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  any special United States federal income tax considerations applicable to the series; and

  •
  any other preferences and rights and any qualifications, limitations or restrictions of the preferences and rights of the series.

Limitations on Liability and Indemnification of Officers and Directors

        The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties. Our second amended and restated articles of incorporation include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by applicable law.

        Our second amended and restated articles of incorporation and our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by applicable law. We are also expressly authorized, under our amended and restated bylaws, to advance certain expenses (including attorneys' fees and disbursements and court costs) to our directors and officers and carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in our second amended and restated articles of incorporation and our amended and restated bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Anti-takeover Effects of Certain Provisions of Our Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

        Several provisions of our second amended and restated articles of incorporation and amended and restated bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

  Classified Board of Directors

        Our second amended and restated articles of incorporation provide for the division of our board of directors into two classes of directors, Class I and Class II. Three directors serve in Class I, and four directors serve in Class II. The term of office of our Class I directors expires at our 2015 Annual Meeting of Shareholders, while the term of office of our Class II directors expires at the 2016 annual meeting of shareholders. Upon the conclusion of the 2016 annual meeting, our board of directors will automatically cease to be divided into classes, with all directors to be elected annually. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors.

  Election and Removal of Directors

        Our second amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our amended and restated bylaws require parties other than our board of directors to give advance written notice of nominations for the election of directors. Our second amended and restated articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote for those directors or by a majority of the members of the board of directors then in office prior to the conclusion of the 2016 annual meeting of shareholders. Thereafter, directors may be removed with or without cause by the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote generally in the election of directors cast at a meeting of the shareholders called for that purpose. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

  Limited Actions by Shareholders

        Our second amended and restated articles of incorporation and our amended and restated bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our second amended and restated articles of incorporation and our amended and restated bylaws provide that, subject to certain exceptions, our Chairman, President, or Secretary at the direction of the board of directors or our Secretary at the request in writing by any one or more shareholders that hold, in the aggregate, at least a majority of the outstanding registered shares of the Corporation entitled to vote may call special meetings of our shareholders. The business transacted at the special meeting is limited to the purposes stated in the notice.

  Advance Notice Requirements for Shareholder Proposals and Director Nominations

        Our amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 120 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder's notice. These provisions may impede shareholder's ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

 DESCRIPTION OF RIGHTS

General

        We may issue rights to purchase any of the other securities offered hereby. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the rights. In connection with any rights offering to our shareholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such rights offering. In connection with a rights offering to our shareholders, we will distribute certificates evidencing the rights and a prospectus supplement to our shareholders on the record date that we set for receiving rights in such rights offering.

        The applicable prospectus supplement will describe the following terms of rights in respect of which this prospectus is being delivered:

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  the title of such rights;

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  the securities for which such rights are exercisable;

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  the exercise price for such rights;

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  the number of such rights issued to each shareholder;

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  the extent to which such rights are transferable;

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  if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of such rights;

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  the date on which the right to exercise such rights shall commence, and the date on which such rights shall expire (subject to any extension);

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  the extent to which such rights include an over-subscription privilege with respect to unsubscribed securities;

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  if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the rights offering; and

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  any other terms of such rights, including terms, procedures and limitations relating to the exchange and exercise of such rights.

Exercise of Rights

        Each right will entitle the holder of the right to purchase for cash such amount of securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the rights offered thereby. Rights may be exercised at any time up to the close of business on the expiration date for such rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

        Rights may be exercised as set forth in the prospectus supplement relating to the rights offered thereby. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the securities purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase any of our debt securities, common stock, preferred stock, units or depositary shares. We may issue warrants independently or together with any other securities offered by any prospectus supplement and the warrants may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement, to be entered into between us and a warrant agent specified in a prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust with any of the holders of the warrants. We will set forth further terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement relating to the issuance of any warrants, including, where applicable, the following:

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  the title of the warrants;

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  the aggregate number of the warrants;

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  the number and type of securities purchasable upon exercise of the warrants;

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  the designation and terms of the securities, if any, with which the warrants are issued and the number of the warrants issued with each such offered security;

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  the date, if any, on and after which the warrants and the related securities will be separately transferable;

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  the price at which each security purchasable upon exercise of the warrants may be purchased;

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  the date on which the right to exercise the warrants will commence and the date on which the right will expire;

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  the minimum or maximum amount of the warrants which may be exercised at any one time;

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  any circumstances that will cause the warrants to be deemed to be automatically exercised; and

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  any other material terms of the warrants.

DESCRIPTION OF UNITS

        As specified in the applicable prospectus supplement, we may issue units consisting of one or more constituent securities offered hereby. The applicable prospectus supplement will describe:

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  the terms of the units and of the constituent securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

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  a description of the terms of any unit agreement governing the units; and

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  a description of the provisions for the payment, settlement, transfer or exchange of the units.

DESCRIPTION OF DEPOSITARY SHARES

        We may, at our option, elect to offer depositary shares representing a fractional share or multiple shares of any series of preferred stock we may authorize in the future. In the event we exercise this option, we will issue receipts for depositary shares, each of which will represent a fraction of a share or multiple shares of a particular series of preferred stock as described in the applicable prospectus supplement. The preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us and having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable preferred stock or fraction thereof represented by the depositary share, to all of the rights and preferences of the preferred stock represented thereby, including any dividend, voting, redemption, conversion or liquidation rights. For an additional description of our preferred stock, see the descriptions in this prospectus under the heading "Description of Capital Stock—Preferred Stock."

        The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. The particular terms of the depositary shares offered by any prospectus supplement will be described in the prospectus supplement, which will also include a discussion of certain U.S. federal income tax consequences. To the extent that any particular terms of the depositary shares or the deposit agreement described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in this prospectus will be deemed to have been superseded by that prospectus supplement relating to such deposited shares. The forms of deposit agreement and depositary will be included as an exhibit to a report we file with the SEC incorporated by reference herein.

DESCRIPTION OF PURCHASE CONTRACTS

        We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or variable number of our, or an unaffiliated entity's, securities at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or varying number of our securities. When we issue purchase contracts, we will provide the specific terms of the purchase contracts in a prospectus supplement. A copy of the applicable form of purchase contract will be included as an exhibit to a report we file with the SEC incorporated by reference herein.

        If we offer any purchase contracts, certain terms of that series of purchase contracts will be described in the applicable prospectus supplement, including, without limitation, the following:

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  the price of the securities or other property subject to the purchase contracts (which may be determined by reference to a specific formula described in the purchase contracts);

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  whether the purchase contracts are issued separately, or as a part of units each consisting of a purchase contract and one or more of our other securities or securities of an unaffiliated entity, including U.S. Treasury securities, securing the holder's obligations under the purchase contract;

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  any requirement for us to make periodic payments to holders or vice versa, and whether the payments are unsecured or pre-funded;

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  any provisions relating to any security provided for the purchase contracts;

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  whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

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  whether the purchase contracts are to be prepaid or not;

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  whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

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  any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

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  a discussion of certain United States federal income tax considerations applicable to the purchase contracts;

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  whether the purchase contracts will be issued in fully registered or global form; and

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  any other terms of the purchase contracts and any securities subject to such purchase contracts.

 PLAN OF DISTRIBUTION

        We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We have reserved the right to sell or exchange securities directly to investors on our or their own behalf in those jurisdictions where we are authorized to do so.

        We may distribute the securities from time to time in one or more transactions:

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  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to such prevailing market prices; or

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  at negotiated prices.

The securities may be offered on an exchange, which will be disclosed in the applicable prospectus supplement.

        We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of the sale, or at prices related to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all of the offered securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

        We will describe in the applicable prospectus supplement any compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses.

        To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we may do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell shares of our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we may agree with the underwriters or agents. The distribution agreement will provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our common stock. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

        If indicated in the applicable prospectus supplement, we may authorize underwriters or other persons acting as our agents to solicit offers by institutions or other suitable purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

        We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of our common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may pledge or grant a security interest in some or all of our common stock covered by this prospectus to support a derivative or hedging position or other obligation and, if we default in the performance of our or its obligations, the pledgees or secured parties may offer and sell our common stock from time to time pursuant to this prospectus.

        To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

        Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business for which they receive compensation.

 LEGAL MATTERS

        Kramer Levin Naftalis & Frankel LLP, New York, New York, will provide us with opinions relating to certain matters in connection with offerings under this prospectus from time to time. Reeder & Simpson P.C. will provide us with opinions relating to matters concerning the law of the Republic of the Marshall Islands in connection with offerings under this prospectus.

EXPERTS

        The consolidated financial statements incorporated by reference in this prospectus from our Annual Report on Form 10-K/A for the year ended December 31, 2014, and the effectiveness of our internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion and include an emphasis of matter paragraph to describe the consequences to our consolidated financial statements as a result of applying fresh start reporting as of July 9, 2014 in conformity with the requirements of Accounting Standards Codification (ASC) Topic 852, Reorganization and the restatement of the consolidated financial statements as discussed in Note 27 of the consolidated financial statements, and (2) expresses an adverse opinion on the effectiveness of our internal control over financial reporting because of a material weakness). Such financial statements have been so incorporated in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy such material at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. You can also find our SEC filings at the SEC's web site at http://www.sec.gov.

        We also maintain a website that contains additional information about us at http://www.gencoshipping.com. Information on or accessible through our website is not part of, or incorporated by reference into, this prospectus, other than documents filed with the SEC that we incorporate by reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and some information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, whether filed before or after the effectiveness of the registration statement of which this prospectus is a part (but excluding such documents or portions thereof that are not deemed "filed" under the Exchange Act in accordance with the Exchange Act and applicable SEC rules and regulations):

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  our annual report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 2, 2015;

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  amendment no. 1 to our annual report on Form 10-K/A for the fiscal year ended December 31, 2014, filed with the SEC on April 30, 2015;

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  our quarterly report on Form 10-Q for the quarter ended March 31, 2015 filed with the SEC on May 8, 2015;

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  our current reports on Form 8-K filed with the SEC on each of April 8, 2015, April 22, 2015, April 30, 2015 and May 4, 2015; and

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  The description of our common stock and the rights associated with our common stock contained in our Registration Statement on Form S-1, Registration No. 333-124718, and our Registration Statement on Form 8-A, File No. 001-33393, filed on April 3, 2007.

        We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement and exhibits and schedules are also available at the SEC's Public Reference Room or through its web site.

        You may request a copy of these filings and any or all of the documents referred to above that have been incorporated by reference into this prospectus at no cost, by writing or telephoning us at the following address:

Genco Shipping & Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171
(646) 443-8550
Attn: Investor Relations

        You should rely only on the information contained or incorporated in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus or any supplement is distributed. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

6,100,000 Shares

Genco Shipping & Trading Limited

Common Stock

Prospectus Supplement

Joint Bookrunners
Jefferies	Fearnley Securities

Co-Managers
ABN AMRO	Skandinaviska Enskilda Banken AB (publ)	Credit Agricole CIB

Seaport Global Securities	Noble Capital Markets

June 15, 2018